UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])
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Citizens Financial Services, Inc. . (Name of Registrant as Specified in Its Charter)

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CITIZENS FINANCIAL SERVICES, INC.

15 South Main Street

Mansfield, Pennsylvania 16933

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 16, 2019

Notice is hereby given that the Annual Meeting of Shareholders of Citizens Financial Services, Inc. (the “Company”) will be held at 12:00 noon, local time, on Tuesday, April 16, 2019 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania, for the following purposes:

1.       To elect four Class 2 directors to serve for three-year terms and until their successors are duly elected and qualified;

2.       To ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019; and

3.       To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

               NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Record holders of the Company’s common stock at the close of business on February 25, 2019 are entitled to receive notice of the Annual Meeting and to vote at the meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Randall E. Black
Chief Executive Officer and President

March 7, 2019
Mansfield, Pennsylvania

                IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum.  Shareholders of record may vote their proxies by mail, by Internet, or in person.  Voting instructions are printed on your proxy card or vote authorization.   A printed proxy card for the Annual Meeting and a self-addressed return envelope will be mailed on March 18, 2019 to all shareholders of record.   No postage is required if mailed in the United States.

___________________________________________________________________________________________

PROXY STATEMENT

OF

CITIZENS FINANCIAL SERVICES, INC.

____________________________________________________________________________________________

                This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Financial Services, Inc., (the “Company”), a Pennsylvania corporation headquartered at 15 South Main Street, Mansfield, Pennsylvania 16933, to be used at the Annual Meeting of Shareholders.  The Annual Meeting will be held at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania, on Tuesday, April 16, 2019 at 12:00 noon, local time.  This Proxy Statement and related proxy card will be made available beginning on March 7, 2019 to shareholders of record as of February 25, 2019.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

                You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on February 25, 2019.  As of the close of business on February 25, 2019, a total of 3,500,277 shares of common stock were outstanding.  Each share of common stock has one vote.

Attending the Meeting

                If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us by voting via the Internet or by mail or to vote in person at the meeting.

                If you are the beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of your ownership of such stock to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of the Company’s common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

                Quorum.  The Annual Meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting.

                Votes Required for Proposals.  In voting for the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the Annual Meeting.  The term “plurality” means that the four nominees for Class 2 director receiving the largest number of votes cast will be elected as Class 2 directors.

In voting for the ratification of the appointment of S.R. Snodgrass, P.C., Certified Public Accountants (“S.R. Snodgrass, P.C.”), as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

 How We Count Votes.  If you return valid proxy instructions, vote via the Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accounting firm, abstentions and broker non-votes will have no effect on the outcome of this proposal.

Voting By Proxy

                The Company’s Board of Directors is making available this Proxy Statement for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the Annual Meeting by the persons named in the proxy card.  All shares of common stock represented at the Annual Meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card or as indicated when you vote via the Internet.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE:

  “FOR” THE ELECTION of THE FOUR Class 2 directors to serve for three-year terms AND until their successors are duly elected and qualified; AND
  “FOR” RATIFICATION OF S.R. SNODGRASS, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named on the proxy card will use their own best judgment to determine how to vote your shares.  The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise the Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a signed later-dated proxy, vote on a later date via the Internet, or attend the meeting and vote your shares in person.  Please note all votes cast via the Internet must be cast prior to 11:59 p.m. Eastern Time on April 15, 2019.  Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

                If your common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

 Director Independence

                The Company’s Board of Directors currently consists of twelve members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Lowell Coolidge, who is Chairman of the Board, and whose daughter, Amy C. Wood, is an Executive Officer of First Citizens Community Bank (the “Bank”), Mr. Black, who is Chief Executive Officer and President of the Company and of the Bank, and David Z. Richards, Jr., who is an Executive Vice President of the Bank.  In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this Proxy Statement under the heading “Transactions with Related Persons,” including the fact that Director van der Hiel’s daughter is an employee of the Bank, and considering the loans or lines of credit that the Bank has directly or indirectly made to Directors Black, Chappell, Coolidge, DePaola, Freeman, Graham, Kosa, Kunes, Landy, Schadler, and van der Hiel.

Board Leadership Structure and Board’s Role in Risk Oversight

                The Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer and President enhances Board independence and oversight.  Moreover, the separation of the Chairman of the Board and Chief Executive Officer and President allows the Chief Executive Officer and President to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.  Consistent with this determination, R. Lowell Coolidge serves as Chairman of the Board of Directors.

                Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.  Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.   The Board periodically meets in executive session without management present.  Topics for discussion may include the evaluation of the Chief Executive Officer and President, management succession planning, strategic planning, and such other matters as they may deem appropriate.  In 2018, the Board held three executive sessions.

                On June 19, 2018, the independent directors of the Board appointed Rinaldo DePaola as Lead Director for the Company and the Bank.  This appointment of Lead Director is the result of the Board wanting to follow the Nasdaq best corporate practices since Chairman Lowell Coolidge is no longer an independent director because the Bank has hired his daughter in an executive management role.  In 2018, the independent directors held one meeting.

Code of Ethics

                The Company and the Bank have adopted a Code of Ethics that is designed to ensure that the Company’s and Bank’s directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Ethics requires that the Company’s and Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s and Bank’s best interest.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.  The Code of Ethics is available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Committees of the Board of Directors

                The following table identifies the members of our Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees as of February 25, 2019.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, except for Mr. Coolidge, Chairman of the Board, and Mr. Black, the Company’s Chief Executive Officer and President, who serve on the Governance and Nominating Committee.  Based on the number of independent directors currently serving on the Governance and Nominating Committee, the Company believes that the functions of this committee are sufficiently performed by the current members.  The Board’s Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees each operate under a separate written charter that is approved by the Board of Directors.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters of all three committees are available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Director	Audit and Examination Committee		Compensation/ Human Resource Committee		Governance and Nominating Committee
Randall E. Black............................................................					X
Robert W. Chappell.......................................................			X		X
R. Lowell Coolidge.......................................................					X
Rinaldo A. DePaola.......................................................			X		X	*
Thomas E. Freeman.......................................................	X		X		X
Roger C. Graham, Jr.....................................................	X
E. Gene Kosa.................................................................	X	*
R. Joseph Landy............................................................			X	*
Christopher W. Kunes...................................................	X				X
Alletta M. Schadler........................................................	X		X

Number of Meetings in 2018	7		6		11

* Denotes Chairperson

            Audit and Examination Committee.  The Audit and Examination Committee oversees the Company's accounting and financial reporting processes.  It meets periodically with the independent registered public accounting firm, management and the internal auditors to review accounting, auditing, internal control structure and financial reporting matters.  The Audit and Examination Committee does not have an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”).  However, the Board of Directors believes that each Audit and Examination Committee member has sufficient knowledge in financial and auditing matters to serve on the committee.  The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The report of the Audit and Examination Committee required by the rules of the SEC is included in this proxy statement.  See “Report of the Audit and Examination Committee.”

            Compensation/Human Resource Committee. The Compensation/Human Resource Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and its affiliates that align their interests with the interests of the stockholders. The Committee administers the Company’s compensation plans, including the annual incentive plan, restricted stock plan and tax-qualified defined benefit plan. The Committee reviews and evaluates the terms of employment and change in control agreements for our executive officers.

                Consistent with SEC disclosure requirements, the Compensation/Human Resource Committee has assessed the Company's compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company or its affiliates.  Our risk assessment process includes: (1) a review of program policies and practices; (2) a program analysis to identify risk; and (3) determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to Company strategy.  Although we review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

                Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company or our affiliates. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight and administration of the Compensation/Human Resource Committee with regard to executive compensation programs.

                During 2018, the Compensation/Human Resource Committee retained and consulted with Compensation Advisors, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions for 2018.

                Governance and Nominating Committee. The Governance and Nominating Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines that should be adopted by the Company and monitoring compliance with these policies and guidelines.  In addition, the Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, considering the candidates recommended by shareholders for Board membership, and recommending to the Board the director nominees for election at the next Annual Meeting of Shareholders.  It manages the Board’s annual review of its performance and recommends director candidates for each committee for appointment by the Board.  The procedures of the Governance and Nominating Committee required to be disclosed by the rules of the SEC are set forth below.

                In order to measure and improve director effectiveness, a yearly self-evaluation is used by the Board to determine each member’s effectiveness and identify opportunities for improvement.   The performance of individual directors is assessed against a range of criteria, including but not limited to:  performance, relevant knowledge, engagement, individual contributions, leadership and group dynamics, and community involvement.  The Governance and Nominating Committee annually oversees and reports to the Board an evaluation of the Board’s performance.  The process includes:

Director Questionnaire:

Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas.

When answering the questions, each Board member ranks all other peer Board members, as well as themselves.

Frequency:	Annually.
Completed By:	All members of the Board.
Findings:

The third-party consultant provides a written summary report based on the data analysis and feedback from the directors.

Each director is able to see their own score, and the Board median score.

If a director receives a score of 7 or below, out of a maximum of 10, on any question by 3 or more peer directors, or if a director’s overall score is a 7 or below, the Governance and Nominating Committee will discuss what is needed to improve the score.

Any question that 3 or more directors score 7 or below is determined to be a board weakness and the Governance and Nominating Committee will determine, after consultation with management and/or consultants, what education or resource is needed to improve the score.

Presentation & Recommendations:	The final summary report is reviewed and discussed with the full Board by the Governance and Nominating Committee.

Governance and Nominating Committee Procedures

                Minimum Qualifications.  The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s Articles of Incorporation and Bylaws, and must meet any qualification requirements set forth in any Board or committee governing documents.  In particular, to encourage directors to demonstrate confidence and support of the Company, the Board of Directors has adopted a stock ownership requirement whereby each Company director shall beneficially own an amount of Company common stock equal to the greater of (1) three times the previous year’s cash retainer, based on the Company’s common stock price on the previous December 31st, or (ii) 1,000 unencumbered shares.

The Governance and Nominating Committee considers the following criteria in selecting nominees for initial election or appointment to the Board: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Governance and Nominating Committee deems relevant, including age, residence, geographies, size of the Board of Directors and regulatory disclosure obligations.  Further, when identifying nominees to serve as director, the Governance and Nominating Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, agri-business experience and knowledge, current or previous SEC filing company board experience, and corporate governance.

                In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, equity ownership in the Company, and independence.

                Process for Identifying and Evaluating Nominees. The process the Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

                Identification.  For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities.  The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above.  The Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

                Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  In addition, the Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate.

                Consideration of Recommendations by Shareholders.  It is the policy of the Governance and Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors.  The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.  In order to avoid the unnecessary use of the Governance and Nominating Committee’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders.  To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Secretary of the Company at the main office of the Company:

                1.     The name and address of the person recommended as a director candidate;

                2.     All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

                3.     The written consent of the person being recommended as a director candidate to be named in the Proxy Statement as a nominee and to serve as a director if elected;

  4.     As to the person making the recommendation, the name and address, as they appear on the Company’s books, of such person, and number of shares of common stock of the Company owned by such person; provided, however, that if the person is not a registered holder of the Company’s common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of the Company’s common stock; and

  5.       A statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person.

                In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received by the Governance and Nominating Committee at least 120 calendar days prior to the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, advanced by one year.

Director Compensation

                The following table sets forth information concerning the compensation of non-employee directors during the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert W. Chappell	34,740	9,440	618	44,798
R. Lowell Coolidge	54,366	9,440	538	64,344
Rinaldo A. DePaola	35,840	9,440	618	45,898
Thomas E. Freeman	34,240	9,440	459	44,139
Roger C. Graham, Jr.	36,840	9,440	618	46,898
E. Gene Kosa	37,540	9,440	538	47,518
Christopher W. Kunes(3)	2,620	-	69	2,689
R. Joseph Landy	36,240	9,440	459	46,139
Alletta M. Schadler	33,840	9,440	5,120(4)	48,400
Rudolph J. van der Hiel	42,918	9,440	538	52,896

(1)     Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment.  The amounts were calculated based upon the Company’s stock price of $62.93 on the date of grant.  For applicable directors, stock award amounts represent grants of 150 shares of common stock made under the 2016 Equity Incentive Plan and granted in 2018.
(2)     Consists of a life insurance benefit, holiday gifts, and spouse expense at a director retreat.
(3)     Director Kunes was appointed to the Board December 18, 2018.
(4)     Includes a split dollar life insurance benefit of $4,741.

The foregoing table reflects the following arrangements:

                Fees.  During 2018, our directors, except for Directors Coolidge, Black, Richards and van der Hiel, received the following fees for service on our Board of Directors: $500 for attending a board meeting and strategic retreat or training session; $21,840 annual retainer; $300 monthly fee for committee meeting attendance; $160 for participation in a Board conference call; and $200 for attending an advisory board meeting.  Additionally, committee chairpersons for Credit Committee, Audit and Examination Committee, Compensation/Human Resource Committee, and Governance and Nominating Committee receive a $2,000 annual retainer.   Director Coolidge, who serves as the Company’s and the Bank’s Chairman, and Director van der Hiel, who serves as the Company’s and Bank’s Vice Chairman, received a fixed annual sum of $51,966 and $40,720 respectively, in lieu of all director’s fees and committee member fees in 2018.  Directors Coolidge and van der Hiel also receive an advisory board fee of $200 per attended meeting.

                Deferred Compensation Plan.  The Company maintains the Directors Deferred Compensation Plan as a vehicle for non-employee directors to defer retainers and meeting fees.  Participants are eligible for a distribution under the plan upon the earlier of death, disability, or separation from service as a non-employee director of the Company.  At the election of each participant, distributions are made in either a lump sum or in a series of five annual installments.  In addition, the plan provides for distributions in the event of an unforeseeable emergency as such term is defined under Section 409A of the Internal Revenue Code.  Directors Landy and Kosa are currently participating in the plan.

                Life Insurance.  In addition to these fees, each active director is provided a $100,000 life insurance benefit.  Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases.  Total premiums paid in 2018 for life insurance on behalf of the current and retired directors was $2,183.

Stock Awards.  Non-employee directors received grants of stock under our 2016 Equity Incentive Plan.

Meetings of the Board of Directors

                The Board of Directors oversees all of the Company’s business, property and affairs.  The Chairman of the Board and the executive officers keep the members of the Board informed of the Company’s business through discussions at Board meetings and by providing them reports and other materials.  During 2018, the Company’s Board of Directors held nine regular meetings.  Each of the directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he/she served.

 Meetings of the Advisory Boards / Regional Board

                The Board of Directors utilizes advisory boards or a regional board in communities currently served by the Bank.  The advisory and regional boards are composed of well-respected people from the community, the office manager or market executive, and a member of the Board of Directors (who serves as a non-voting member of the advisory or regional board).  The Board member serves as a communication link to share, with the advisory or regional board, the appropriate information occurring at Board of Directors’ meetings, as well as communicating to the Board of Directors advisory or regional board issues and suggestions.  Advisory or regional boards meet monthly.  A fee of $200 is paid for attendance at the monthly advisory board or regional board meeting.

Attendance at the Annual Meeting

                The Company expects its directors to attend annual meetings of shareholders.  All but one director attended the 2018 Annual Meeting of Shareholders.

AUDIT-RELATED MATTERS

Report of the Audit and Examination Committee

                The Audit and Examination Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Examination Committee discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors. The Audit and Examination Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain Company filings with the SEC.

                The Audit and Examination Committee meets with the independent registered public accounting firm, the internal auditors, the Chief Financial Officer, the Vice President of Finance, and the Risk/Compliance Officer on a number of occasions, each of whom has unrestricted access to the Audit and Examination Committee.

                Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

                The independent registered public accounting firm audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discussed with the Audit and Examination Committee any issues the independent registered public accounting firm believed should be raised with the Audit and Examination Committee.

                The Audit and Examination Committee reviewed with management and S.R. Snodgrass, P.C. the Company’s audited financial statements, as well as the audit of management’s assessment of internal control over financial reporting and met separately with both management and S.R. Snodgrass, P.C. to discuss and review those financial statements and reports prior to issuance.  Management has represented, and S.R. Snodgrass, P.C. has confirmed, to the Audit and Examination Committee, that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

                The Audit and Examination Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit and Examination Committee concerning independence, and has discussed with S.R. Snodgrass, P.C. its independence.  The Audit and Examination Committee also discussed with S.R. Snodgrass, P.C. matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301.  The Audit and Examination Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by S.R. Snodgrass, P.C., and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit and Examination Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.  The Audit and Examination Committee and the Board have also recommended the selection of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

The Audit and Examination Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

E. Gene Kosa  (Chairman)
Thomas E. Freeman
Roger C. Graham, Jr.
Christopher W. Kunes
Alletta M. Schadler

Audit Fees

                The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2018 and 2017, respectively, by S.R. Snodgrass, P.C.:

	Year Ended December 31,
	2018	2017
Audit Fees	$165,381	$152,643
Audit-Related Fees	-	-
Tax Service Fees	$10,728	$10,385
All Other Fees(1)	$74,406	$97,519
TOTAL	$250,515	$260,547

(1)       Other fees related primarily to assistance with consulting services related to regulatory compliance, facilitation of strategic planning and enterprise risk management sessions with management and the Board of Directors.

Policy on Audit and Examination Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

                The Audit and Examination Committee is responsible for appointing and overseeing the work of the independent auditing firm.  In accordance with its charter, the Audit and Examination Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditing firm.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

                In addition, the Audit and Examination Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by the independent auditing firm.  Management’s requests that particular services by the independent auditing firm be pre-approved under the auditor services policy must be specific as to the particular services to be provided.

                The request may be made with respect to either specific services or a type of service for predictable or recurring services.

                During the year ended December 31, 2018, all audit and non-audit services were approved, in advance, by the Audit and Examination Committee in compliance with these procedures.

STOCK OWNERSHIP

      The following table sets forth, as of February 25, 2019, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the Company’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of the Company’s outstanding common stock so owned.  A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock Beneficially Owned
R. Lowell Coolidge P.O. Box 41 Wellsboro, Pennsylvania 16901	222,282	(1)	6.3%

 (1)     Mr. Coolidge beneficially owns 179,778 shares individually, and his remaining 42,504 shares are held by his spouse.

                The following table sets forth the information concerning the number of shares of Company common stock beneficially owned, as of February 25, 2019, by each director continuing in office, by each nominee for director, by each named executive officer in the compensation table set forth later in this proxy statement, and by all directors and executive officers as a group.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Randall E. Black	30,287	(1)	*
Robert W. Chappell	7,508		*
R. Lowell Coolidge	222,282	(2)	6.3%
Rinaldo A. DePaola	12,659	(3)	*
Thomas E. Freeman	11,235	(4)	*
Roger C. Graham, Jr.	45,890	(5)	1.3%
Mickey L. Jones	11,663	(6)	*
E. Gene Kosa	4,619	(7)	*
Christopher W. Kunes	822		*
R. Joseph Landy	19,157	(8)	*
Terry B. Osborne	11,196	(9)	*
David Z. Richards, Jr.	692	(10)	*
Alletta M. Schadler	16,025		*
Rudolph J. van der Hiel	16,898	(11)	*
Jeffrey L. Wilson	4,919	(12)	*
Executive Officers and Directors as a Group (23 persons)	433,422	(13)	12.3%
* Less than 1%.

(1)        Mr. Black beneficially owns 1,236 shares individually, 26,434 shares jointly with his spouse, and 297 shares are held by his spouse.  Also includes 2,320 shares of restricted stock for which Mr. Black has voting but not investment power.
(2)        Mr. Coolidge beneficially owns 179,778 shares individually, and his remaining 42,504 shares are held by his spouse.
(3)        Mr. DePaola beneficially owns 5,280 shares individually, 5,821 shares jointly with his spouse, and his remaining 1,558 shares are held by his spouse.

(4)        Mr. Freeman beneficially owns 11,235 shares jointly with his spouse.
(5)        Of the 45,890 beneficially owned shares, 5,015 shares are pledged as collateral on a loan.
(6)        Mr. Jones beneficially owns 411 shares individually, 9,316 shares jointly with his spouse, and 824 shares are held by his spouse.  Also includes 1,112 shares of restricted stock for which Mr. Jones has voting but not investment power.
(7)        Mr. Kosa beneficially owns 3,734 shares jointly with his spouse, 863 shares in an investment club, and his remaining 22 shares are held by his spouse.
(8)        Mr. Landy beneficially owns 12,488 shares individually, and 6,669 shares jointly with his spouse.
(9)        Mr. Osborne beneficially owns 10,532 shares jointly with his spouse.  Also includes 664 shares of restricted stock for which Mr. Osborne has voting but not investment power.  Of the 10,532 beneficially owned shares, 2,477 shares are pledged as collateral on a loan.
(10)      Includes 486 shares of restricted stock for which Mr. Richards has voting but not investment power.
(11)      Mr. van der Hiel beneficially owns 14,990 shares individually, 24 shares jointly with his spouse, and his remaining 1,884 shares are held by his spouse.  Of the 14,990 beneficially owned shares, 1,020 shares are pledged as collateral on a loan.
(12)      Mr. Wilson beneficially owns 1,614 shares individually, and 2,849 shares jointly with his spouse.  Also includes 456 shares of restricted stock for which Mr. Wilson has voting but not investment power.  Of the 4,463 beneficially owned shares, 800 shares are pledged as collateral on a loan.
(13)      Includes 2,371 shares of restricted stock beneficially owned by executive officers not individually listed in the table for which the executive officer has voting but not investment power.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1   Election of Directors

                The Company’s Board of Directors consists of twelve members.  The Board is divided into three classes with three-year staggered terms, known as Class 1, Class 2 and Class 3.  The Class 2 directors to be elected at this Annual Meeting will serve for three-year terms.   The remaining Class 3 and Class 1 directors will continue to serve for one and two years, respectively, in order to complete their three-year terms.

                The Board of Directors fixed the number of directors in Class 2 at four and has nominated Thomas E. Freeman, Christopher W. Kunes, David Z. Richards, Jr., and Alletta M. Schadler for election as Class 2 directors to hold office for three-year terms to expire at the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified.  All Board nominees are currently directors of the Company and the Bank.

                Director Rudolph van der Hiel, whose term expires in 2019, will retire at the 2019 Annual Meeting and therefore will not be standing for reelection.

Unless you indicate on your proxy card or via the Internet that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees.  If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors.  At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

    The Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s nominees.

    Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below.  Ages are as of February 25, 2019.  Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors determined that each current director should serve as a director.

Nominees for Election as Class 2 Directors – Terms to Expire in 2022

    Thomas E. Freeman is regional manager with Blue Ridge Communications in Mansfield, Pennsylvania.  Mr. Freeman has worked in business for 39 years.  His business expertise and involvement in numerous civic and philanthropic organizations provide valuable insight to the Board and position him well to serve as a director for the Company.  Age 58.  Director of the Company and the Bank since 2010.

    Christopher W. Kunes is president/owner of Christopher Kunes General Contracting, a construction business located in State College, Pennsylvania.  Mr. Kunes has successfully managed this construction business for 31 years.  Mr. Kunes also has business interest in agriculture, masonry, restaurant, real estate development and management, along with other markets.  His broad experience makes him an asset as a director for the Company.  Age 54.  Director of the Company and Bank since December 2018.

David Z. Richards, Jr. was named an Executive Vice President of the Bank on December 8, 2017.  Prior to 2017, Mr. Richards was an Executive Vice President for S&T Bancorp, Inc. from 2014-2017, and was Chief Executive Officer/Executive Vice President of Nittany Bank/National Penn Bank from 1997 to 2014.  Mr. Richards has extensive knowledge and experience in the banking industry, providing valuable insight in the daily and strategic operation of the Bank, positioning him well to be an employee director.  Age 58.  Director of the Company and the Bank since December 2017.

    Alletta M. Schadler is co-owner and manager of the Farmer’s Pride Airport, a privately owned, public-use airport in Fredericksburg, Pennsylvania, and a retired home economist, family living agent and director from Penn State Extension in Lebanon County, Pennsylvania.  Ms. Schadler worked for Penn State Extension for 30 years and has been co-owner of the airport since 1990.   She is a former director of The First National Bank of Fredericksburg (“FNB”).  Her business expertise and involvement in civic and philanthropic organizations provide valuable insight to the Board and position her well to serve as a director for the Company.  Age 83.  Director of the Company and the Bank since 2015.

Continuing Class 3 Directors – Terms Expire in 2020

Randall E. Black has served as the Chief Executive Officer and President of the Company and the Bank since April 2004, and prior to 2004 was the Chief Financial Officer for the Bank.  Mr. Black’s extensive experience in the banking industry and involvement in business and civic organizations in the communities in which the Bank serves afford the Board valuable insight regarding the business and operation of the Bank.  Mr. Black’s knowledge of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our Chief Executive Officer and President.  Age 52.  Director of the Company and the Bank since 2004.

R. Lowell Coolidge is an attorney-at-law with the firm of Walrath and Coolidge, located in Wellsboro, Pennsylvania.  Mr. Coolidge’s 49 years expertise as partner in a local law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Coolidge holds more than 5% of the Company’s outstanding shares and he has been Chairman of the Company and Bank since 1998.  Age 78.  Director of the Company and the Bank since 1984.

Rinaldo A. DePaola is an attorney-at-law with the firm of Griffin, Dawsey, DePaola & Jones located in Towanda, Pennsylvania.  Mr. DePaola’s 34 years expertise as a partner in a local law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. DePaola’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. DePaola is Chairman of the Governance and Nominating Committee.  Age 63.  Director of the Company and the Bank since 2006.

Continuing Class 1 Directors – Terms Expire in 2021

Robert W. Chappell is an attorney-at-law.  He operates the Law Office of Robert W. Chappell, Esq. located in Rome, Pennsylvania.  Mr. Chappell also serves in an “of Counsel” capacity for the law firm of Loomis | Koernig located in Mansfield, Pennsylvania.  Previously, Mr. Chappell was a partner with the Law Offices of van der Hiel, Chappell and Loomis.   Mr. Chappell’s 24 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Chappell’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Age 52.  Director of the Company and the Bank since 2006.

Roger C. Graham, Jr. is retired from Graham Construction and Excavating.  Mr. Graham owned and operated Graham Construction & Excavating for 20 years.  As a retired, successful business owner, Mr. Graham has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Graham is Chairman of the Credit Committee.  Age 63.   Director of the Company and the Bank since 2001.

E. Gene Kosa is a partner in EDKO Farms and President of EDKO Farms, Inc., an agricultural production and service business, located in Ulysses, Pennsylvania.  Mr. Kosa has successfully managed an agricultural business for 44 years.  Mr. Kosa is also president of GENA Holdings, a holding company primarily for mineral rights and other assets.  As a business owner, Mr. Kosa has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Kosa is Chairman of the Audit and Examination Committee.  Age 72.  Director of the Company and the Bank since 2001.

    R. Joseph Landy is an attorney-at-law with the firm of Landy & Rossettie, PLLC, formerly Landy & Landy Attorneys at Law, located in Sayre, Pennsylvania.  Mr. Landy’s 40 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Landy’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. Landy is Chairman of the Compensation/Human Resource Committee.  Age 64.  Director of the Company and the Bank since 2001.

Executive Officers Who Are Not Directors

Name	Age as of February 25, 2019	Principal Occupation for Past Five Years
Gregory J. Anna	57
In April 2011 was named Senior Vice President, Information Systems Manager for the Bank.  Prior to 2011 was Vice President, Technology & Operations since 2007.  Prior to 2007 was Assistant Vice President, Data Operations Manager for the Bank since 2002.  Mr. Anna is the husband of Kathleen M. Campbell.

Douglas L. Byers	43
Hired by the Bank in October 2017 as Senior Vice President, Southcentral Market Executive.  Prior worked at Mid Penn Bank as Senior Vice President, Commercial Lender, worked at Northwest Bank from 2015-2016 as Senior Vice President, Commercial Team Leader, and worked at Susquehanna Bank from 2005-2015 as Senior Vice President, Cash Management Executive.

Kathleen M. Campbell	58	Senior Vice President, Marketing Manager for the Bank since 2002. Ms. Campbell is the wife of Gregory J. Anna.
Jeffrey B. Carr	49	In July 2012 was named Senior Vice President, Chief Retail Banking Officer. Prior to 2012 was Vice President, Regional Manager since 2005.
Mickey L. Jones	58
In 2018 was named a Director of the Bank.  In April 2010 was named Executive Vice President, Chief Operating Officer, and Chief Financial Officer for the Company and Bank.  Prior to 2010 was Executive Vice President and Chief Financial Officer for the Company and Bank since 2007.  Prior to 2007 was Senior Vice President, Chief Financial Officer and Treasurer of the Company and Bank since June 2004.

Christopher S. Landis	51
In April 2016 was named Senior Vice President, Senior Lending Officer.  Prior to 2016 was Vice President, Senior Lending Officer for the Bank since 2011.  Prior to 2011 was Vice President, Business Development Officer since 2004.

Robert B. Mosso	48
In April 2011was named Senior Vice President, Wealth Management Division Manager for the Bank.  Prior to 2011 was Vice President, Wealth Management Division Manager since 2004.  Prior to 2004 was a Trust Officer for the Bank.  President of First Citizens Insurance Agency, Inc.

Terry B. Osborne	65
In 2018 was named a Director of the Bank, and Assistant Secretary of the Company and Bank.  In November 2010 was named Executive Vice President, Chief Credit Officer.  Previously was Executive Vice President since December 1991, and Secretary of the Company and Bank from September 1983 to March 2018.

Dwight D. Rohrer	53
In May 2016 was named Senior Vice President, Senior Lender for the Bank.  Prior to 2016 was Vice President, Ag Team Leader for National Penn Bank, Lancaster Business Center since 2007.  Prior to 2007 was Account Executive for MidAtlantic Farm Credit since 2004.

Jeffrey L. Wilson	57
In December 2016 was named Executive Vice President, Chief Lending Officer for the Bank.  Prior to 2016 was Senior Vice President, Chief Lending Officer.  Prior to 2011 was Vice President, Chief Lending Officer since 2010.  Prior to 2010 was a Vice President, Business Development Officer since September 1987 for the Bank.

Amy C. Wood	38

In June 2018 was named Vice President, Human Resource/Training Manager for the Bank.  Prior to 2018 worked for Northern Tioga School District as dean of students from July 2012-June 2016 and principal from July 2016 to June 2018.  Mrs. Wood is the daughter of Director Lowell Coolidge.

                Executive officers are elected annually by, and serve at the discretion of, the Board of Directors.

Item 2   Ratification of Independent Registered Public Accounting Firm

                The Audit and Examination Committee of the Board of Directors has recommended the appointment of S.R. Snodgrass, P.C. to be the Company’s independent registered public accounting firm for the 2019 fiscal year, subject to ratification by shareholders.  A representative of S.R. Snodgrass, P.C. will be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

                If ratification of the appointment of S.R. Snodgrass, P.C. is not approved by a majority of the votes cast by shareholders at the Annual Meeting, other independent registered public accounting firms will be considered by the Audit and Examination Committee of the Board of Directors.

                The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for fiscal year 2019.

Compensation/Human Resource Committee Report

The Compensation/Human Resource Committee has reviewed the Compensation Discussion and Analysis that is provided by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation/Human Resource Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

The Compensation/Human Resource Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

R. Joseph Landy  (Chairman)
Robert W. Chappell
Rinaldo A. DePaola
Thomas E. Freeman
Alletta M. Schadler

COMPENSATION DISCUSSION AND ANALYSIS

Overview

                The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2018. This discussion also describes the material components of each named executive officer’s total compensation package and details the reasoning behind the decisions made in 2018. This discussion should be read together with the compensation tables for our named executive officers located in the “Executive Compensation” section of this proxy statement.

Our 2018 named executive officers are Randall E. Black – Chief Executive Officer/President, Mickey L. Jones – Executive Vice President and Chief Operating Officer/Chief Financial Officer, Terry B. Osborne – Executive Vice President/Chief Credit Officer, Jeffrey L. Wilson – Executive Vice President/Chief Lending Officer and David Z. Richards, Jr. – Executive Vice President.

Executive Summary

                It is the intent of the Compensation/Human Resource Committee to provide our named executive officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value. In addition, we have structured our executive compensation program to include elements that are intended to create an appropriate balance between risk and reward.

Fiscal Year 2018 Company Performance

2018 represented strong results for the Company for both earning levels and performance metrics, particularly compared to peer. The financial results for 2018 represent the highest level of profitability in the Company’s history, and are a reflection of the execution of our strategic plan and outstanding customer service.  Our emphasis on growth is evidenced by our continued loan and deposit growth during 2018.

2018 highlights include:

•         Earning levels.  For the year ended December 31, 2018, net income totaled $18.0 million, which compares to net income of $13.0 million for the year ended December 31, 2017, an increase of $5.0 million or 38.5%.    Financial results for 2018 were significantly impacted by strong revenue growth as total interest income increased $8.7 million, or 18.1%, for the year ended December 31, 2018 compared to the prior year.  Net income for 2017 was negatively impacted by the Tax Cuts and Jobs Act enacted last December which lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.  As a result, the carrying value of net deferred tax assets was reduced, which increased income tax expense by $1.5 million.  The reduction in the federal corporate income tax rate contributed favorably to our financial performance for 2018.  While income before provision for income taxes increased $2.4 million for the year ended December 31, 2018 compared to the prior year, the provision for income taxes decreased from $6.0 million $2.4 million, which reflects the lower tax rates and the $1.5 reduction in deferred tax assets recorded in the prior year.

•         Solid performance metrics.  Basic earnings per share of $5.14 for 2018 compares to $3.70 last year.  Return on equity for the years ended December 31, 2018 and 2017 was 13.00% and 10.04%, while return on assets was 1.29% and 1.03%, respectively.

•         Growth.   Total assets increased $68.8 million or 5.1% to close the year at $1.431 billion as of December 31, 2018, compared to $1.362 billion at December 31, 2017.  Net loans ended 2018 at $1.069 billion, an increase of 8.1% or $80 million of organic growth.  Total dollar value of loans extended in 2018 was $300 million which encompassed over 1,800 loans.  Total deposits ended 2018 at $1.185 billion, an increase of 7.3% or $80 million.

•         Asset quality.   Asset quality remains solid, although non-performing assets increased from $11.8 million as of December 31, 2017 to $14.4 million as of December 31, 2018.  The ratio of non-performing assets to total loans was 1.33% at December 31, 2018 compared to 1.18% last December.  Annualized net charge-offs remain low at .02% for 2018.

•         Shareholder return.  Cash dividends paid increased 5.4% for the year ended December 31, 2018, resulting in $1.74 per share being paid, compared to $1.65 per share being paid for the year ended December 31, 2017.

Fiscal Year 2018 Compensation Decisions

                Against the backdrop of our solid financial performance and shareholder return, the Compensation/Human Resource Committee, along with our Chief Executive Officer/President, took the following actions related to our named executive officers’ compensation and benefit arrangements for 2018:

•      Chief Executive Officer/President.  The Board of Directors conducted a performance review of our Chief Executive Officer/President during 2017 for purposes of determining his 2018 compensation.  The Board of Directors concluded that our Chief Executive Officer/President continues to exhibit strong business and leadership skills and is moving the Company in a direction that continues to enhance long-term shareholder value.  Therefore, the Company allowed the term of our Chief Executive Officer/President’s employment agreement to extend through June 2021.  In addition, effective January 1, 2018, the Board of Directors increased the annual base salary of our Chief Executive Officer/President by 9.0% to $425,000.

•     Other Named Executive Officers.  Our Chief Executive Officer/President conducted a performance review for our other named executive officers and determined that the officers continue to contribute greatly to the success of the Company and its affiliates.  Therefore, the Company allowed the terms of the change in control agreements with our Executive Vice President and Chief Operating Officer/Chief Financial Officer and Executive Vice President/Chief Credit Officer to extend through January 19, 2022, the terms of the Executive Vice President/Chief Lending Officer to extend through December 20, 2021, and the terms of Executive Vice President Richards to extend through December 9, 2021.  In addition, effective January 1, 2018, the Board of Directors increased the annual base salary for our Executive Vice President and Chief Operating Officer/Chief Financial Officer by 8.4% to $260,000, and effective January 1, 2018 increased our Executive Vice President/Chief Credit Officer annual base salary by 3.0% to $229,685.

Additionally, effective January 1, 2018, the Chief Executive Officer/President increased the annual base salary for our Executive Vice President/Chief Lending Officer by 6.6% to $162,000, and set the 2018 annual base salary for Executive Vice President Richards at $210,000.

•     Annual Incentives.  As a result of our strong financial performance and the successful achievement of individual performance goals, our named executive officers earned awards under our Annual Incentive Plan for 2017 and the awards were distributed in the second calendar quarter of 2018.   The awards (if any) under the Annual Incentive Plan for 2018 have not yet been determined; however, the Compensation/ Human Resource Committee expects the plan calculations to be made and awards determined (if any) by March 2019.  See “Performance-Based Compensation” for additional information on the Annual Incentive Plan for 2018.  See also “Grants of Plan-Based Awards During 2018” for information on potential incentive awards under the Annual Incentive Plan for 2018.

Compensation Philosophy

                Our compensation and benefits program for our named executive officers is designed to provide a competitive compensation package which includes a performance-based component that is paid in cash and Company stock.  Specifically, the program is designed to accomplish the following objectives:

•      Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•      Reinforce key business objectives and deliver executive benefits in a cost-effective manner;

•      Encourage management ownership of our common stock; and

•     Attract and retain talented members of senior management.

                Management and our Compensation/Human Resource Committee work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.

Elements of Our Compensation and Benefits Program

                To achieve our objectives, we structured a compensation and benefit program that provides our named executive officers with the following:

•      Base salary;

•      Performance-based cash compensation through our Annual Incentive Plan;

•      Long-term equity awards through our Annual Incentive Plan;

•      Retirement benefits; and

•      Employment and change in control agreements.

                The elements of a named executive officer’s total compensation package will vary depending upon the executive’s job position and responsibilities.

Base Salary

                Base salaries are used to reward our executives for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation.  The Compensation/Human Resource Committee considers compensation information sourced by SNL Financial, American Bankers Association Compensation and Benefits Survey Report, and Mercer Financial Services, as provided by our compensation consultants, when determining base salaries for our named executive officers, along with other factors, such as an executive’s qualifications, experience, position responsibilities and performance in relation to established goals.  See “Peer Group” for information on the financial institutions that make up our peers for 2018.  The Compensation/ Human Resource Committee reviews the base salaries for our named executive officers on an annual basis.

Performance-Based Compensation

                Our Annual Incentive Plan is designed to recognize and reward participants for their collective and individual contributions to our success.  The objectives of the plan are to: (i) reward results, not effort; (ii) align our strategic plan, budget and shareholder interests with participant performance; (iii) motivate and reward participants for achieving and potentially exceeding performance goals; (iv) align incentive pay with performance; (v) enable us to attract and retain the talent needed to drive our success, and (vi) encourage teamwork across the Company and Bank.  The Compensation/Human Resource Committee in consultation with executive management administers the plan.  All of our named executive officers participated in the Annual Incentive Plan during 2018.  The Annual Incentive Plan awards (if any) will be paid out in cash and grants of restricted stock in accordance with the terms of the plan.

                The incentive award opportunities noted below are shown as a percentage of base salary.  For purposes of the Annual Incentive Plan, “base salary” is defined as compensation earned by a participant for services rendered, excluding the following items: profit sharing contributions, discretionary incentive compensation, cash payments received for waiving employer-paid health insurance, cell phone allowances and fringe benefits.

	2018 Annual Incentive Plan Opportunities
Position	Minimum	Target	Maximum
Chief Executive Officer/President	0.0%	25.0%	65.0%
Executive Vice President and Chief Operating Officer/Chief Financial Officer	0.0%	20.0%	55.0%
Executive Vice President/Chief Credit Officer	0.0%	15.0%	35.0%
Executive Vice President/Chief Lending Officer	0.0%	10.0%	25.0%
Executive Vice President Richards	0.0%	10.0%	25.0%

                The performance period under the Annual Incentive Plan is the calendar year.  However, the administrative procedures necessary to calculate the awards under the plan have not yet been completed for 2018.  The Company expects to receive the peer group data necessary to calculate the Plan incentive awards (if any) by the end of March 2019.   If target or maximum performance measures are achieved, plan participants will receive a payout under the Annual Incentive Plan.  If our named executive officers receive a payout under the Annual Incentive Plan, the payout will be distributed in cash and through grants of restricted shares of Company common stock.  The percentage of stock and cash distributed will depend upon the executive’s achievement of his or her performance goals and job position.   See “Grants of Plan-Based Awards During 2018” for information on potential payouts under the Annual Incentive Plan.

Performance Measures under the Annual Incentive Plan for 2018

                There are two (2) categories in which performance is measured under the Annual Incentive Plan: Company/Bank performance and branch/departmental performance.  The Company/Bank performance goals focus on core measures of profitability, risk and compliance, credit quality and efficiency of Company and Bank resources.

For 2018, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2018), efficiency ratio (compared to a regional peer group using a three year average for 2018), net interest income growth (compared to a regional peer group using a three year average for 2018), classified assets to capital (compared to a regional peer group using a three year average for 2018), and non-performing loans to total loans (compared to a regional peer group using a three year average for 2018).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required and are incentive plan qualifiers.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.  The plan’s components have varying weights assigned as well as varying award opportunities based upon job function.

The following chart sets forth the 2018 goal weighting for our named executive officers:

Position	Company/Bank	Branch/Departmental
Chief Executive Officer/President	85%	15%
Executive Vice President and Chief Operating Officer/Chief Financial Officer	80%	20%
Executive Vice President/Chief Credit Officer	65%	35%
Executive Vice President/Chief Lending Officer	60%	40%
Executive Vice President Richards	60%	40%

Long-Term Equity Incentives/Stock Grant Practices

                Equity incentives are one of the most important elements of the total compensation package for our named executive officers.  The purpose of these awards is to attract and retain superior talent, further align employees and non-employee directors with shareholder interests, closely link employee and non-employee compensation with our performance, and maintain high levels of executive and non-employee director stock ownership.  It is our intent to use the grant of restricted stock as the primary vehicle for providing long-term incentive compensation opportunities to our named executive officers and for aligning their interests with those of our shareholders.  In general, vesting of restricted stock awards under the 2016 Equity Incentive Plan is tied to continued service.  The grants of restricted stock are largely tied to satisfaction of performance goals set forth under our Annual Incentive Plan.  See “Performance-Based Compensation” for information on specific performance goals for our named executive officers.  Generally, restricted stock awarded to our named executive officers is subject to a three (3) year vesting schedule. Shares of restricted stock vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date thereafter.  The 2016 Equity Incentive Plan Award Agreements for our named executive officers provide that vesting will accelerate in the event of death, disability, retirement, change in control or involuntary termination without cause.

                The Compensation/Human Resource Committee’s process with respect to the determination of grant dates is made after carefully considering our timing of earnings releases and/or other material nonpublic information to ensure that there is no manipulation of the market to an executive’s benefit.  Similarly, we never time the release of material nonpublic information to affect the value of executive compensation.  In general, the release of such information reflects established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

Retirement Benefits

                We provide retirement benefits to our named executive officers through our tax-qualified defined benefit pension plan, our tax-qualified defined contribution plan, and non-qualified supplemental executive retirement plans (“SERPs”).  Effective January 1, 2008, we converted our traditional defined benefit pension plan to an account balance-based pension plan, which is also referred to as a cash balance plan.  Under our cash balance plan, participants are credited with a percentage of their compensation each year and, upon termination of employment, may receive their benefit in a lump sum or in monthly installments.  Our tax-qualified defined contribution plan (“401(k) plan”) provides our eligible employees with a vehicle to defer a portion of their compensation and invest their elective deferrals in a variety of investment funds.  In addition, the 401(k) plan provides for an employer safe harbor matching contribution to eligible participants equal to 100% of a participant’s elective deferrals that are not in excess of 1% of the participant’s compensation, plus 50% of the participant’s elective deferrals that exceed 1% of compensation.  In no event will the employer safe harbor matching contributions exceed 3.5% of a participant’s compensation in a plan year.  We view our retirement benefits as a means of providing financial security to our employees after they have spent a substantial portion of their careers with us.

  In addition to our cash balance plan and 401(k) plan, we also provide our Chief Executive Officer/President, Executive Vice President and Chief Operating Officer/Chief Financial Officer and Executive Vice President/Chief Credit Officer with SERP benefits.  The SERPs serve to help us attract and retain executive talent by providing each executive with a supplemental retirement benefit equal to a specific percentage (Chief Executive Officer/President 16.4%, Executive Vice President and Chief Operating Officer/Chief Financial Officer 13.6%, and Executive Vice President/Chief Credit Officer 14.7%) multiplied by the average annual cash compensation earned by each executive during the three (3) completed calendar years preceding the executive’s termination of employment.  The SERP benefits are intended to provide supplemental retirement benefits to the executives.  Under the defined benefit pension plan, tax qualifications are limited by certain IRS provisions.  We believe providing SERP benefits to our top management is consistent with the retirement benefits provided to similarly-situated executives in our peer group.  See “Executive Compensation—Retirement Benefits”.

                We have also implemented a non-qualified deferred compensation plan to provide supplemental funds for retirement for eligible employees through discretionary annual contributions made by the Bank.  The Bank implemented the plan in December 2018.

Employment and Change in Control Agreements

                We currently maintain an employment agreement with our Chief Executive Officer/President that we believe is consistent with the agreements provided to senior executive officers in our peer group.  The Compensation/Human Resource Committee believes that the employment agreement with our Chief Executive Officer/President serves the interests of our Company and its shareholders by providing stability in management, outlining the terms and conditions of employment and ensuring that if a change in control is ever under consideration, our Chief Executive Officer/President will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations of losing his job.  See “Executive Compensation—Employment Agreement”.

                In addition to the employment agreement with our Chief Executive Officer/President, we also maintain change in control agreements with our Chief Credit Officer, our Chief Lending Officer, our Chief Operating Officer/Chief Financial Officer, our Chief Retail Banking Officer, and Executive Vice President Richards.  These change in control agreements provide the executives with certain protections and benefits in the event of a change in control and help maintain stability in management during a change in control transaction.  See “Executive Compensation—Change in Control Agreements”.

Role of Compensation/Human Resource Committee

                The Compensation/Human Resource Committee reviews and approves all of the elements of compensation for our Chief Executive Officer/President, Executive Vice President and Chief Operating Officer/Chief Financial Officer, and Executive Vice President/Chief Credit Officer annually to ensure we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy.  The Compensation/Human Resource Committee operates under a written charter that establishes its responsibilities.  The Compensation/Human Resource Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation/Human Resource Committee’s role.  Under the charter, the Compensation/Human Resource Committee is also charged with general responsibility for the oversight and administration of the Bank and Company sponsored compensation and benefit plans.  The charter also authorizes the Compensation/Human Resource Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.  During 2018, the Bank retained the services of Compensation Advisors to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Compensation Advisors advised the committee on compensation programs for senior management and executives of the Bank.

                When making compensation decisions, the Compensation/Human Resource Committee considers salary survey data to understand compensation paid to similarly situated executives in our peer group.  See “Peer Group” for a list of the publicly traded financial institutions that make up our peers.  In addition to peer data, our Compensation/Human Resource Committee also looks at internal pay equity, individual and company performance and relative shareholder return when making compensation decisions.

Role of Management

                Management provides data, analyses, input and recommendations to the Compensation/Human Resource Committee through our Chief Executive Officer/President.  The Compensation/Human Resource Committee gives significant weight to our Chief Executive Officer/President’s evaluation of each named executive officer’s performance and recommendation of appropriate compensation.  However, our Chief Executive Officer/President does not participate in any decisions relating to his own compensation.  The Vice President, Human Resource/Training Manager provides our Chief Executive Officer/President with salary survey data for purposes of considering base pay adjustments for our Executive Vice President/Chief Lending Officer and Executive Vice President Richards.  The Chief Executive Officer/President provides the Board of Directors with salary survey data for purposes of considering base pay adjustments for our Executive Vice President and Chief Operating Officer/Chief Financial Officer, and Executive Vice President/Chief Credit Officer.

Role of Compensation Consultant

                During 2018, the Bank retained the services of Compensation Advisors to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Compensation Advisors advised the committee on compensation programs for senior management and executives of the Bank.  Additionally, the Committee utilized data provided by SNL Financial, American Bankers Association Compensation and Benefits Survey Report, Mercer Financial Services, and L.R. Webber Associates, Inc. to evaluate the salary ranges and incentive awards for our named executive officers.

Peer Group

                The Compensation/Human Resources Committee considers information about the practices and financial performance of its peers when making compensation decisions.  The Compensation/Human Resources Committee reviews our peer group and determines if adjustments are necessary to reflect the business model and demographics of the Company.  Our incentive peer group is disclosed by the Compensation/Human Resource Committee, but we might use information from other institutions when looking at compensation.  In 2018, our incentive peer group consisted of the following community banks and thrifts in Pennsylvania and New York with total assets between $1 billion and $2.8 billion:

Financial Institution	City / Town	State
Adams County National Bank	Gettysburg	PA
Chemung Canal Trust Company	Elmira	NY
Citizens & Northern Bank	Wellsboro	PA
Republic Bank	Philadelphia	PA
First Keystone Community Bank	Berwick	PA
Farmers & Merchants Trust Company of Chambersburg	Chambersburg	PA
Orrstown Bank	Shippensburg	PA
Jersey Shore State Bank	Williamsport	PA
Peoples Security Bank & Trust Company	Hallstead	PA
QNB Bank	Quakertown	PA
AmeriServ Financial Bank	Johnstown	PA
The Ephrata National Bank	Ephrata	PA
Mid Penn Bank	Millersburg	PA
First National Community Bank	Dunmore	PA
ESSA Bank & Trust	Stroudsburg	PA

Executive Perquisites

                We annually review the perquisites that we make available to our named executive officers.  The primary perquisites for our named executive officers are certain club dues.

Stock Ownership Guidelines

                We do not maintain stock ownership guidelines for our named executive officers.  However, all of our named executive officers participate in our Annual Incentive Plan and we believe they generally maintain a meaningful interest in our Company stock through their participation in the plan and through individual purchases outside the plan.  See “Stock Ownership” for information on Company stock owned by our named executive officers.

Tax and Accounting Considerations

                In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program on the Company and the Bank.

EXECUTIVE COMPENSATION

Summary Compensation Table

                The following table provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of the Company and our three other most highly compensated executives.  These five officers are referred to as our “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock A wards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Randall E. Black CEO & Presidetn of the Compnay and Bank	2018 2017 2016	425,000 390,000 367,892	- 750 -	77,829 56,361 64,356	- 112,495 98,022	162,017 107,397 101,753	31,913(4) 25,641 22,990	696,759 692,644 655,013
Mickey L. Jones Executive Vice President, Chief Operating Officer, CFO & Treasurer of the Company and Bank	2018 2017 2016	260,000 240,000 222,020	- 250 -	38,630 25,882 34,858	- 55,159 46,661	85,647 75,121 63,194	15,023 16,981 17,322	399,300 413,393 384,055
Terry B. Osborne Executive Vice President, Chief Credit Officer & Assistant Secretary of the Company and the Bank	2018 2017 2016	229,685 222,995 213,065	- - -	21,073 17,059 22,644	- 31,975 32,569	134,876 93,903 53,586	15,432 16,552 16,777	401,066 382,484 338,641
Jeffrey L. Wilson Executive Vice President, Chief Lending Officer of the Bank	2018 2017 2016	162,000 152,000 145,000	- 250 -	16,093 11,177 9,753	- 18,991 18,754	38,811 28,754 23,655	31,337(5) 10,466 9,196	248,241 221,638 206,358
David Z. Richards, Jr. (6) Executive Vice President, of the Bank	2018 2017	210,000 4,038	- 750	29,952	- 455	-	36,316(7)	276,268 5,243

(1)       Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718 – Share Based Payment based on a per share price of $62.93 on the date of grant for 1,918 shares, $62.85 on the date of grant for 499 shares, and $61.63 on the date of grant for 486 shares.  For 2018, stock award amounts for Mr. Black represent a grant of 1,043 restricted stock awards that vest in three equal annual installments commencing on May 10, 2019, and a grant of 194 restricted stock awards that vest in three equal annual installments commencing on May 24, 2019 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan.  For 2018, stock award amounts for Mr. Jones represent a grant of 495 restricted stock awards that vest in three equal annual installments commencing on May 10, 2019, and a grant of 119 restricted stock awards that vest in three equal annual installments commencing on May 24, 2019 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan.  For 2018, stock award amounts for Mr. Osborne represent a grant of 224 restricted stock awards that vest in three equal annual installments commencing on May 10, 2019, and a grant of 111 restricted stock awards that vest in three equal annual installments commencing on May 24, 2019 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan.  For 2018, stock award amounts for
          Mr. Wilson represent a grant of 156 restricted stock awards that vest in three equal annual installments commencing on May 10, 2019, and a grant of 75 restricted stock awards that vest in three equal annual installments commencing on May 24, 2019 awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan, as well as 25 shares received for years of service based on a per share price of $62.47.  For 2018, stock award amounts for Mr. Richards represent a grant of 486 restricted stock awards that vest in three equal annual installments commencing on December 14, 2019 awarded upon the terms of his employment letter.  See “2018 Equity Incentive Plan” for other terms and conditions of restricted stock awards.  The shares granted on May 10, 2018 and May 24, 2018 relate to the equity portion of the Annual Incentive Plan for performance related to calendar year 2017.
(2)        Represents cash awards earned by each executive under the Annual Incentive Plan.  See “Grants of Plan-Based Awards During 2018” for a description of the material terms of the Annual Incentive Plan and the criteria for receiving an incentive award.  The amounts for 2018 are not reported because they have not yet been determined.
(3)     Represents increase/(decrease) in pension value for tax-qualified and supplemental pension benefits for the executive officer.
(4)     Consists of golf dues, personal use of Company provided vehicle, spouse expense at a director retreat and a convention, and holiday gifts.
(5)     Includes an executive deferred compensation plan award of $20,000 awarded December 6, 2018.
(6)     Mr. Richards started with the Bank on December 8, 2017.
(7)     Consists of golf dues, country club active dues, automobile allowance, spouse expense at a director retreat and a convention.  Also includes an executive deferred compensation plan award of $15,000 awarded December 6, 2018.

CEO Pay Ratio

The Compensation/Human Resources Committee monitors the relationship between the compensation of our executive officers and of our non-managerial employees.  This is the second year we are disclosing the ratio of the pay of our Chief Executive Officer/President to our median employee (pay ratio).  To determine the median employee, we considered all employees, including full-time, part-time and seasonal employees employed as of the last day of our fiscal year, December 31, 2018. We also considered all wages earned for the fiscal year, including:

•            •     Regular pay for salaried and hourly employees.
•            •       Wages for overtime.
·                  •     Miscellaneous taxable cash benefits such as cash incentives, cell phone allowance, and referral fee income.

For purposes of determining the pay ratio, the total compensation of our Chief Executive Officer/President includes all compensation reported in the Summary Compensation Table.  The total compensation of the median employee was determined in the same manner as was used for the Chief Executive Officer/President in the Summary Compensation Table.

                Median Annual Compensation of All Employees:                                                      $34,817
                Total Annual Compensation of Chief Executive Officer/President:                            $696,759
                Pay Ratio:                                                                                                                     20.0

Employment Agreement

                The Company and the Bank are parties to an employment agreement with our Chief Executive Officer/ President.  The employment agreement provides for a three-year term, which automatically renews on June 1st of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to June 1st of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Company, the Bank or our Chief Executive Officer/President in accordance with its terms.  The current term of the employment agreement expires on June 1, 2021.  The employment agreement provides for an annual salary review, however in no event may the base salary be reduced below the base salary in effect at the time of such review.  Our Chief Executive Officer/President’s current base salary under his employment agreement is $450,500.  In addition to base salary, the employment agreement provides for, among other things, participation in various employee benefit plans as well as furnishing certain fringe benefits available to similarly-situated executive personnel.

                The employment agreement contains a restrictive covenant which prohibits our Chief Executive Officer/ President from engaging in employment that would compete with the services provided by the Company and the Bank.  In addition, the restrictive covenant contains a non-solicitation clause.  The duration of the restrictive covenant varies based on the circumstances of the executive’s termination of employment.  In the event our Chief Executive Officer/President is terminated by the Company or the Bank for Cause (as defined in the agreement) the term of the restrictive covenant is one (1) year from the executive’s termination date.  In the event the executive voluntarily resigns with or without Good Reason (as defined in the agreement) or the Company or Bank terminates his employment without Cause, the term of the restrictive covenant will be two (2) years from his termination date.  In the event of termination following a Change in Control (as defined in the agreement) which results in the payment of severance under the employment agreement, the executive will be subject to the restrictive covenant for a period of three (3) years following his termination of employment.  The employment agreement provides for an exception to the restrictive covenant in the event the executive’s employment is terminated by the Company or the Bank for Cause or he terminates his employment for Good Reason.  Under these circumstances, the executive may engage in the practice of public accounting and will not be deemed in violation of the restrictive covenant in his employment agreement.  See “Executive Compensation - Potential Post-Termination Benefits” for information on termination benefits provided under the employment agreement.

Change in Control Agreements

                The Bank (and the Company as guarantor) are parties to change in control agreements with our Executive Vice President and Chief Operating Officer/Chief Financial Officer and Executive Vice President/Chief Credit Officer. Each agreement provides for a three-year term, which automatically renews on January 19th of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to January 19th of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Bank or Executive for reasons set forth in the agreement.  The current term of the change in control agreements expires on January 19, 2022.

The Bank (and the Company as guarantor) are parties to a change in control agreement with our Executive Vice President/Chief Lending Officer, and Senior Vice President/Chief Retail Banking Officer.   This agreement provides for a three-year term, which automatically renews on December 20th of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to December 20th of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Bank or Executive for reasons set forth in the agreement.  The current term of the change in control agreement expires on December 20, 2021.

Additionally, the Bank (and the Company as guarantor) are parties to a change in control agreement with Executive Vice President Richards.  This agreement provides for a three-year term, which automatically renews on December 9th of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to December 9th of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Bank or Executive for reasons set forth in the agreement.  The current term of the change in control agreement expires on December 9, 2021.

Grants of Plan-Based Awards During 2018

Annual Incentive Plan.  The following table provides information on the estimated payouts that may be awarded to our named executive officers upon the achievement of performance goals under the Annual Incentive Plan for 2018.  Annual incentive awards are distributed in a combination of cash and restricted stock to our named executive officers.  Once granted, restricted stock awards earned under the Annual Incentive Plan are subject to the terms and conditions of our 2016 Equity Incentive Plan and vest over a period of three years.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards(1)			Plan Awards(1)(2)			All Other Stock Awards(4)
Name	Grant Date(3)	Threshold	Target	Maximum	Threshold	Target	Maximum

Randall E. Black	5/10/2018	-	$74,375	$193,375	-	$31,875	$82,875	-
Mickey L. Jones	5/10/2018	-	$36,400	$100,100	-	$15,600	$42,900	-
Terry B. Osborne	5/10/2018	-	$24,117	$56,273	-	$10,336	$24,117	-
Jeffrey L. Wilson	5/10/2018	-	$11,340	$28,350	-	$4,860	$12,150	$1,562
David Z. Richards Jr.	5/10/2018	-	$14,700	$36,750	-	$6,300	$15,750	-

(1)    These columns illustrate the possible payouts for each of our named executive officers under our Annual Incentive Plan for 2018.
(2)     A portion of the incentive opportunity under the Annual Incentive Plan is payable in Company common stock and a portion is paid in cash in accordance with the terms of the plan.  The actual number of shares of restricted stock will be determined when the award is distributed in 2019.
(3)     Represents the date the Company granted restricted stock in connection with awards under the Annual Incentive Plan for performance related to calendar year 2017.
(4)     Represents 25 shares granted in recognition of Mr. Wilson’s years of service, which shares were vested upon grant.

We maintain the Annual Incentive Plan for the purpose of aligning the employee incentive goals with our overall strategic plan.  The Annual Incentive Plan requires participants to satisfy two components:  corporate goals; and departmental/branch performance goals.  For 2018, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2018), efficiency ratio (compared to a regional peer group using a three year average for 2018), net interest income growth (compared to a regional peer group using a three year average for 2018), classified assets to capital (compared to a regional peer group using a three year average for 2018), and non-performing loans to total loans (compared to a regional peer group using a three year average for 2018).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required and are incentive plan qualifiers.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.

The plan’s components have varying weights assigned, as well as varying award opportunities based upon job function.  The performance period for the Annual Incentive Plan for 2018 began on January 1, 2018 and ended on December 31, 2018.  However, the Company is unable as of the date of this proxy statement to certify as to the satisfaction of the performance goals for 2018.  For 2018, the weighting for Mr. Black’s incentive award was 85% corporate goals and 15% branch/departmental goals, with a maximum payout of 65% of eligible compensation.  For 2018, the weighting for Mr. Jones’ incentive award was 80% corporate goals and 20% branch/departmental goals, with a maximum payout of 55% of eligible compensation.  For 2018, the weighting for Mr. Osborne’s incentive award was 65% corporate goals and 35% branch/departmental goals, with a maximum payout of 35% of eligible compensation.  For 2018, the weighting for Mr. Wilson’s incentive award was 60% corporate goals and 40% branch/departmental goals, with a maximum payout of 25% of eligible compensation.  For 2018, the weighting for Mr. Richards’ incentive award was 60% corporate goals and 40% branch/departmental goals, with a maximum payout of 25% of eligible compensation.

For named executive officers, incentive payments are made in cash and in the form of restricted stock.  The grants of restricted stock vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date.  For all named executives, the eligible compensation will be distributed 70% in cash and 30% in restricted stock.   Once issued, the awards of restricted stock granted in connection with the Annual Incentive Plan are subject to the terms and conditions of the underlying equity incentive plan.

2016 Equity Incentive Plan.    The 2016 Equity Incentive Plan (the “2016 Plan”) permits the Company, under the supervision of the Compensation/ Human Resource Committee, and subject to the approval of the Board of Directors, to make equity-based awards to employees and non-employee directors.  The 2016 Plan provides for awards of both restricted stock and awards of stock without restrictions or other conditions.  The purpose of these stock awards is to attract and retain competitively superior people, further align employees and non-employee directors with shareholder interest, closely link employee and non-employee compensation with the Company’s performance, and maintain high levels of executive and non-employee stock ownership.  The 2016 Plan also provides a component of the total compensation package offered to employees and reflects the importance placed on motivating and rewarding superior results with long-term incentives.

Outstanding Equity Awards at December 31, 2018

The following table sets forth information concerning stock awards granted to our named executive officers that have not vested as of December 31, 2018.  No stock options were outstanding at December 31, 2018.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Randall E. Black	2,320(2)	$128,876
Mickey L. Jones	1,112(3)	$61,772
Terry B. Osborne	664(4)	$36,885
Jeffrey L. Wilson	438(5)	$24,331
David Z. Richards, Jr.	486(6)	$26,997

(1)     Based upon the Company’s closing stock price of $55.55 on December 31, 2018.
(2)     Includes 194 shares that vest in three equal annual installments commencing on May 24, 2019, 1,043 shares that vest in three equal installments commencing on May 10, 2019, 35 shares that vest in two equal installments on May 16, 2019 and May 16, 2020, 667 shares that vest in two equal installments on May 11,
          2019 and May 11, 2020, and 381 shares that will vest on May 27, 2019.
(3)     Includes 119 shares that vest in three equal annual installments commencing on May 24, 2019, 495 shares that vest in three equal installments commencing on May 10, 2019, 21 shares that vest in two equal installments on May 16, 2019 and May 16, 2020, 301 shares that vest in two equal installments on May 11,
          2019 and May 11, 2020, and 176 shares that will vest on May 27, 2019.
(4)     Includes 111 shares that vest in three equal annual installments commencing on May 24, 2019, 224 shares that vest in three equal installments commencing on May 10, 2019, 21 shares that vest in two equal installments on May 16, 2019 and May 16, 2020, 192 shares that vest in two equal installments on May 11,
          2019 and May 11, 2020, and 116 shares that will vest on May 27, 2019.
(5)     Includes 75 shares that vest in three equal annual installments commencing on May 24, 2019, 156 shares that vest in three equal installments commencing on May 10, 2019, 14 shares that vest in two equal installments on May 16, 2019 and May 16, 2020, 125 shares that vest in two equal installments on May 11,
          2019 and May 11, 2020, and 68 shares that will vest on May 27, 2019.

 (6)     Includes 486 shares that vest in three equal annual installments commencing on December 14, 2019.

Stock Awards Vested During 2018

The following table sets forth information concerning restricted stock awards that vested during the year ended December 31, 2018 for each of our named executive officers.  No stock options were acquired or exercised during the year ended December 31, 2018.
Name	Number of Shares or Units of Stock Acquired On Vesting	Value Realized on Vesting
Randall E. Black(1)	1,182	$74,182
Mickey L. Jones(2)	579	$36,286
Terry B. Osborne(3)	381	$23,876
Jeffrey L. Wilson(4)	209	$13,115
David Z. Richards, Jr.	-	-

(1)     Includes 364 shares that vested on May 1, 2018 at $62.89 per share, 334 shares that vested on May 11, 2018 at $62.91 per share, 18 shares that vested on May 16, 2018 at $62.90 per share, 382 shares that vested on May 27, 2018 at $62.81 per share, and 84 shares that vested on December 15, 2018 at $61.34 per share.
(2)     Includes 166 shares that vested on May 1, 2018 at $62.89 per share, 151 shares that vested on May 11, 2018 at $62.91 per share, 11 shares that vested on May 16, 2018 at $62.90 per share, 176 shares that vested on May 27, 2018 at $62.81 per share, and 75 shares that vested on December 15, 2018 at $61.34 per share.
(3)     Includes 109 shares that vested on May 1, 2018 at $62.89 per share, 96 shares that vested on May 11, 2018 at $62.91 per share, 10 shares that vested on May 16, 2018 at $62.90 per share, 116 shares that vested on May 27, 2018 at $62.81 per share, and 50 shares that vested on December 15, 2018 at $61.34 per share.
(4)     Includes 55 shares that vested on May 1, 2018 at $62.89 per share, 63 shares that vested on May 11, 2018 at $62.91 per share, 7 shares that vested on May 16, 2018 at $62.90 per share, 68 shares that vested on May 27, 2018 at $62.81 per share, and 16 shares that vested on December 15, 2018 at $61.34 per share.
Retirement Benefits

Account Balance Pension Plan.   Effective January 1, 2008, the Bank converted its traditional noncontributory tax-qualified defined benefit pension plan into a tax-qualified account balance pension plan, which is referred to as a cash balance plan.  Participants in the former pension plan who were eligible employees (as defined in the plan) automatically became participants in the cash balance plan.  Under the cash balance plan, a participant’s account is the sum of the participant’s opening balance (which is his or her benefit under the former defined benefit plan) and annual allocations and interest credits.  The Bank credits each participant with an annual allocation if the participant has at least 1,000 hours of service with the Bank during the plan year.  Each annual allocation is determined based on a percentage of the participant’s “compensation” (as defined in the plan) and varies based on a participant’s age.  Annual cash balance plan allocations range between 3% and 8% of participant compensation.

Supplemental Executive Retirement Agreement.  The Bank maintains non-tax-qualified supplemental executive retirement agreements (“SERPs”) with its President/Chief Executive Officer, Chief Operating Officer/ Chief Financial Officer, and its Chief Credit Officer (collectively the “executives”). The SERPs provide each executive with an annual retirement benefit for a period of 15 years following separation from service (other than for cause) on or after attaining age 62. This retirement benefit equals a benefit percentage (16.4%, 14.7% and 13.6% for our President/Chief Executive Officer, Chief Credit Officer, and Chief Operating Officer/Chief Financial Officer, respectively) multiplied by the average annual cash compensation during the three completed calendar years preceding the termination of employment.  Subject to the terms of the SERP, the executive may elect to receive the retirement benefit in an actuarially equivalent lump sum payment.  All of our named executive officers are 100% vested in their accrued SERP benefit.

The Bank maintains a non-tax qualified executive deferred compensation plan (“Deferred Compensation Plan”) for eligible employees designated by the board of directors.  Each of the named executive officers are eligible to participate in the Deferred Compensation Plan.  Under the Deferred Compensation Plan, each year the Bank may credit an annual contribution to a participant’s deferred compensation account as of January 1.  The Bank may also credit other discretionary contributions to a participant’s deferred compensation account from time to time.  Amounts credited to a participant’s account under the plan accrue earnings monthly equal to the highest deposit rate of the Bank.  Participants vest in contributions made to the accounts on the earlier of (i) the fifth anniversary of the contribution or (ii) the date they both complete 15 years of service and attain age 55.  Participants also become 100% vested in their accounts upon their death or disability and upon a change in control of the Bank or the Company.  Distributions are made from the Deferred Compensation Plan in either a lump sum or installments following a participant’s separation from service, death or upon a change in control.  Participants forfeit all benefits under the plan if the Bank terminates their employment for cause.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jeffrey L. Wilson	-	20,000	-	-	20,000
David Z. Richards, Jr.	-	15,000	-	-	15,000

(1)       Contributions above are reflected for the named executive officers in the Summary Compensation Table.

Pension Benefits at December 31, 2018

                The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our tax-qualified and non-tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans.  No distributions were made under the plans in 2018.  All of our named executive officers participate in our Account Balance Pension Plan except for Mr. Richards.  Mr. Black, Mr. Osborne and Mr. Jones participate in SERPs.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Randall E. Black	First Citizens Community Bank Account Balance Pension Plan	26	438,194
	Supplemental Executive Retirement Plan	26	854,732
Mickey L. Jones	First Citizens Community Bank Account Balance Pension Plan	15	269,509
	Supplemental Executive Retirement Plan	15	462,086
Terry B. Osborne	First Citizens Community Bank Account Balance Pension Plan	43	1,005,712
	Supplemental Executive Retirement Plan	43	434,320
Jeffrey L. Wilson	First Citizens Community Bank Account Balance Pension Plan	31	294,212

Potential Post-Termination Benefits

            Payments Made Upon Termination by the Company for Cause.  Under the terms of the employment and change in control agreements, our contracted named executive officers will receive no severance payments in the event of termination for cause.  In addition, a termination for cause will also result in the forfeiture of all unvested restricted stock awards.  Further, participants in the Annual Incentive Plan forfeit all rights to incentive opportunities as a result of termination for cause.  SERP participants and Deferred Compensation Plan participants will not receive any benefit upon termination for cause.

             Payments Made Upon Termination by the Company Without Cause or by the Executive for Good Reason.   In the event that the Company or the Bank chooses to terminate Mr. Black’s employment for reasons other than for cause or, in the event of Mr. Black’s resignation from the Company or the Bank for good reason, the Company shall pay Mr. Black a lump sum amount equal to two (2) times Mr. Black’s base salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination, Mr. Black shall receive continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.   Except as provided below, Mr. Jones, Mr. Osborne, Mr. Wilson, and Mr. Richards receive no benefit under their change in control agreements in the event the Company terminates them without cause or the executives terminate employment for good reason prior to a change in control. All outstanding restricted stock awards will vest if the executive is terminated by the Company or the Bank without cause.  Participants in the Annual Incentive Plan must be employed by the Bank on the date the benefits are paid.  Therefore, if a participant terminates employment without cause or for good reason prior to payment under the Annual Incentive Plan, all rights to plan benefits are forfeited, unless otherwise determined by the Committee administering the plan.  SERP participants will receive their vested accrued early termination benefit upon termination by the Company without cause or by the executive for good reason if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants receive their vested account balance upon their separation from service.

         Payments Made Upon Disability.  Under the terms of Mr. Black’s employment agreement, if his employment is terminated due to a disability, Mr. Black will be entitled to the same benefit as provided by the Company’s long-term disability plan. Mr. Jones, Mr. Osborne, Mr. Wilson, and Mr. Richards receive no benefit under their change in control agreements in the event the executives are terminated due to a disability; however, the executives will receive a benefit under the Company’s long-term disability plan if they meet the requirements of the plan upon termination.  All unvested restricted stock awards vest upon termination of employment due to disability.  If a participant in the Annual Incentive Plan terminates his or her service with the Bank due to a disability prior to distribution of the award, the executive’s award will be prorated based on the period of active employment with the Bank.  SERP participants become fully vested and will receive their accrued early termination benefit upon termination due to disability if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants become 100% vested upon disability and receive their vested account balance upon their separation from service.

    Payments Made Upon Death.  Under the employment agreement, Mr. Black’s estate is entitled to receive any compensation accrued, but unpaid, as of the date of the executive’s death.  Mr. Jones, Mr. Osborne, Mr. Wilson, and Mr. Richards receive no death benefit under their change in control agreements. All unvested restricted stock awards vest upon death of an award recipient.  In addition, if a participant in the Annual Incentive Plan dies prior to distribution of an award, the executive’s award will be prorated based on the period of active employment with the Bank.  If a SERP participant dies prior to a separation from service, the SERP participant’s beneficiary will receive the normal retirement benefit the participant would have received if he were deemed to have attained his normal retirement age (age 62) immediately prior to his death.  If he dies after a separation from service, his beneficiary will receive the remaining benefits that would have been made to the participant.  Deferred Compensation Plan participants become 100% vested upon death with benefits paid to their beneficiary in a lump sum within 60 days.  disability.

            Payments Made Upon a Change in Control.  In the event of a termination of employment in connection with a change in control, Mr. Black’s employment agreement provides him with a lump sum amount equal to 2.99 times his base salary.  In addition, for a period of 18 months from the date of termination or until Mr. Black secures substantially similar benefits through other employment, whichever shall occur first, Mr. Black is entitled to continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.

            Under the change in control agreement, if, within one year following a change in control, Mr. Jones, Mr. Osborne, Mr. Wilson or Mr. Richards is involuntarily terminated, the executive’s title, responsibilities, or salary are reduced, or for reductions or changes in the executive’s duties, location of employment or benefits as set forth in the agreement, the executive shall be entitled to receive a lump sum amount equal to one time the executive’s base salary.  In addition, for a period of 18 months from the date of termination or until the executive secures substantially similar benefits through other employment, whichever shall occur first, the executive shall receive a continuation of health care, life and disability insurance in effect prior to his termination.

            Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control (the “Section 280G Limitation”).  An individual’s base amount is equal to an average of the individual’s Box 1, Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years).  Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes.  The employment and change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

In addition, all outstanding restricted stock awards will vest upon a change in control.  SERP participants who have not separated from service and have not attained their normal retirement age (age 62) prior to a change in control will receive their normal retirement benefit (determined without regard to their age or years of service at the time of the change in control) paid in an actuarial equivalent lump sum within ten days of the change of control.  Participants that have attained their normal retirement age will receive their normal retirement benefit after their separation from service.  Deferred Compensation Plan participants become 100% vested and will receive their account balance in a lump sum within 30 days following a change in control.

Payments Upon Retirement.  In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “Pension Benefits” above, participants in the Annual Incentive Plan who retire from the Bank will receive a prorated payout based on the period of the participant’s active employment only.  Deferred Compensation Plan participants receive their vested account balance following a separation from service.

Potential Post-Termination Benefits Table.    The amount of compensation payable to each named executive officer upon the occurrence of certain events is noted in the table below.  The amounts shown assume that such termination was effective as of December 31, 2018, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination.  The amounts shown relating to unvested stock awards are based on $55.55 per share, which was the fair market value of Company common stock on December 31, 2018.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.  The tables do not include the executives' account balances in the Bank’s tax-qualified retirement plan to which each executive has a non-forfeitable interest.

	Randall E. Black	Mickey L. Jones	Terry B. Osborne	Jeffrey L. Wilson	David Z. Richards, Jr.
Death:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(1)	$962,965	$459,635	$434,342	-	-
Executive Deferred Compensation Plan	-	-	-	$20,000	$15,000
Equity Awards	$128,876	$61,772	$36,885	$24,331	$26,997

Disability:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(2)	$854,732	$462,086	$434,320	-	-
Executive Deferred Compensation Plan	-	-	-	$20,000	$15,000
Equity Awards	$128,876	$61,772	$36,885	$24,331	$26,997

Retirement or Voluntary Termination Without Good Reason:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(3)	$854,732	$462,086	$434,320	-	-
Executive Deferred Compensation Plan(3)	-	-	-	$20,000	-
Equity Awards	-	-	$36,885	$24,331	-

Termination By Company For Cause:
Employment Agreement	-	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP	-	-	-	-	-
Executive Deferred Compensation Plan	-	-	-	-	-
Equity Awards	-	-	-	-	-

Voluntary Termination By Executive For Good Reason:
Employment Agreement(4)	$865,579	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(3)	$854,732	$462,086	$434,320	-	-
Executive Deferred Compensation Plan(3)	-	-	-	$20,000	-
Equity Awards	-	-	36,885	24,331	-

	Randall E. Black	Mickey L. Jones	Terry B. Osborne	Jeffrey L. Wilson	David Z. Richards, Jr.
Termination By Company Without Cause:
Employment Agreement(4)	$865,579	-	-	-	-
Change in Control Agreement	-	-	-	-	-
SERP(3)	$854,732	$462,086	$434,320	-	-
Executive Deferred Compensation Plan(3)	-	-	-	$20,000	-
Equity Awards	$128,876	$61,772	$36,885	$24,331	$26,997

Termination in Connection with a Change-in-Control(5):
Employment Agreement(4)	$1,294,119	-	-	-	-
Change in Control Agreement(4)	-	$279,342	$248,020	$178,978	$228,248
SERP(1)	$962,965	$459,635	$434,342	-	-
Executive Deferred Compensation Plan	-	-	-	$20,000	$15,000
Equity Awards	$128,876	$61,772	$36,885	$24,331	$26,997

(1)        Represents the executive’s normal retirement benefit under the arrangement, regardless of his age at the time of separation from service or death.
(2)        Represents the value of the executive’s early retirement benefit which fully vests upon his termination due to disability.
(3)        Messrs. Black and Jones had not attained age 62, therefore their benefit represents their vested early retirement benefit based on the extent to which their normal retirement benefit should be accrued by the Bank under generally accepted accounting principles as of the date of his termination of employment.  Mr. Osborne has reached age 62, therefore, his benefit represents his normal retirement benefit.  Mr. Wilson is fully vested under the Deferred Compensation Plan because of his age and years of service with the Bank.
(4)        Amount includes base compensation and the value of continued health, life and disability coverage for the period of time specified in the agreement.
(5)        The amount shown does not reflect adjustments that could be made to the executive’s total change in control severance payment to ensure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

                Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

                Based solely on the Company’s review of the copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in the Company’s common stock during the year ended December 31, 2018.

Policies and Procedures for Approval of Related Persons Transactions

                The Company maintains a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•      the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•      the Company is, will or may be expected to be a participant; and

•      any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•      any compensation paid to an executive officer of the Company if the Compensation/Human Resource Committee of the Board of Directors approved (or recommended that the Board approve) such compensation;

•      any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

•      any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

     Related person transactions will be approved or ratified by the Audit and Examination Committee. In determining whether to approve or ratify a related person transaction, the Audit and Examination Committee will consider all relevant factors, including:

•      whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•      the size of the transaction and the amount of consideration payable to the related person;

•      the nature of the interest of the related person;

•      whether the transaction may involve a conflict of interest; and

•      whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

                A member of the Audit and Examination Committee who has an interest in the transaction will abstain from voting on the approval of the transaction, but, if so requested by the Chair of the Committee, may participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

                Loans and Extensions of Credit.  The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business.  During 2018, all Bank loans to related persons (as defined under Securities and Exchange Commission rules) were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

                The Company's policies require that any loan to a director that would cause his/her aggregate loan relationship to exceed $300,000 be approved in advance by a majority of the disinterested members of the Board of Directors.  Any loan to an executive officer in the aggregate greater than $100,000 must be approved in advance by a majority vote of the Board of Directors.

SUBMISSION OF BUSINESS PROPOSALS AND SHAREHOLDER NOMINATIONS

                The Company must receive proposals that shareholders seek to include in the Proxy Statement for the Company’s next Annual Meeting no later than November 7, 2019.  If next year’s Annual Meeting is held on date more than 30 calendar days from April 16, 2020, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting.  Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

                The Company’s Bylaws provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, a shareholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days and not more than 120 days before the date of the meeting; provided that if less than 100 days notice or prior public disclosure of the meeting is given or made to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

SHAREHOLDER COMMUNICATIONS

                The Company encourages shareholder communications to the Board of Directors and/or individual directors.  Communications regarding financial or accounting policies may be made to the Chairman of the Audit and Examination Committee, E. Gene Kosa, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Other communications to the Board of Directors may be made to the Chairman of the Governance and Nomination Committee, Rinaldo A. DePaola, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Communications to individual directors may be made to such director at the principal office at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.

MISCELLANEOUS

                The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock.  In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally, by email or by telephone without receiving additional compensation.

                A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2018, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE SHAREHOLDERS AS OF THE CLOSE OF BUSINESS ON FEBRUARY 25, 2019 UPON WRITTEN REQUEST TO MICKEY L. JONES, TREASURER, CITIZENS FINANCIAL SERVICES, INC., 15 SOUTH MAIN STREET, MANSFIELD, PENNSYLVANIA 16933-1590.

                If you and others who share your address own shares in street name, your broker or other holder of record may be sending only one Annual Report on Form 10-K and Proxy Statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a shareholder residing at such an address wishes to receive a separate Annual Report on Form 10-K or Proxy Statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in street name and are receiving multiple copies of our Annual Report on Form 10-K and Proxy Statement, you can request householding by contacting your broker or other holder of record.

Our proxy materials are available over the Internet.  Go to the Website www.proxyvote.com, enter your 16-digit number, which is printed in the box marked by the arrow, look for Links to 2019 Shareholder Materials, and then click the Proxy Materials link to view our proxy materials.  Alternatively, you may visit www.firstcitizensbank.com and click on Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

Randall E. Black
Chief Executive Officer and President

Mansfield, Pennsylvania
March 7, 2019

CITIZENS FINANCIAL SERVICES, INC.
ATTN: GINA MARIE BOOR
15 SOUTH MAIN STREET
MANSFIELD, PA 16933-1590

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/15/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Class 2 Directors

Nominees

01 Thomas E. Freeman 02 Christopher W. Kunes 03 David Z. Richards, Jr. 04 Alletta M. Schadler

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend the meeting and buffet luncheon	☐	☐

	Yes	No
1 Person	☐	☐
2 People	☐	☐

Please sign exactly as your name appears on the other side of this proxy and print the date on which you sign the proxy in the spaces provided below. If signed on behalf of a corporation, please sign in corporate name by an authorized officer. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000398235_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.firstcitizensbank.com.

REVOCABLE PROXY
CITIZENS FINANCIAL SERVICES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this proxy card appoints Terry B. Osborne and Robert B. Mosso, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all of the shares of the common stock, $1.00 par value per share, of Citizens Financial Services, Inc. that the shareholder holds of record on February 25, 2019, at the Annual Meeting of Shareholders of Citizens Financial Services, Inc. to be held on April 16, 2019, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE LISTED DIRECTOR NOMINEES, AND FOR PROPOSAL (2), AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side

0000398235_2 R1.0.1.18